[SULLIVAN & CROMWELL LETTERHEAD]

June 6, 2001

Spieker Properties, L.P.,
Spieker Properties, Inc.,
2180 Sand Hill Road, Suite 200,
Menlo Park, California 94025

Ladies and Gentlemen:

      We have acted as counsel to Spieker Properties, L.P., a California limited partnership (“Spieker Properties”), in connection with the planned merger of Spieker Properties with and into EOP Operating Limited Partnership, a Delaware limited partnership (“EOP”), pursuant to the Agreement and Plan of Merger, dated as of February 22, 2001, as amended by and among Equity Office Properties Trust, a Maryland real estate investment trust (“Equity Office”), EOP, Spieker Properties, Inc., a Maryland corporation, and Spieker Properties (the “Merger Agreement”), as described in the combined consent solicitation of Spieker Properties and prospectus of EOP and Equity Office (the “Consent Solicitation/Prospectus”), which is part of the registration statement on Form S-4, dated June 6, 2001 (the “Registration Statement”), to which this opinion is attached as an exhibit). All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Merger Agreement.

      For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, that: (i) the Merger will be completed in the manner set forth in the Merger Agreement and in the Consent Solicitation/Prospectus and (ii) the factual representations contained in the letters of representations from each of Spieker Properties, Inc. and Equity Office to us dated June 6, 2001, are true and complete. For purposes of this opinion, we have also relied on an opinion of Morrison & Foerster that Spieker Properties has been during and since October 15, 1993, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation and an opinion of Hogan & Hartson that EOP has been during and since 1997, and continues to be, treated for federal income tax purposes as a partnership and not as a corporation or association taxable as a corporation.

      Based upon and subject to the forgoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that:

(1)	The Partnership Merger will not result in the recognition of taxable gain or loss at the time of the Partnership Merger to a holder of Spieker OP Units or Spieker Preferred OP Units, as applicable, (A) who is a “U.S. person” (as defined for purposes of Sections 897 and 1445 of the Code; (B) who does not exercise its redemption right with respect to Equity Office OP Units or Equity Office Preferred OP Units, as applicable, under the EOP Partnership Agreement on a date sooner than the date two years after the Effective Date for the Partnership Merger; (C) who does not receive a cash distribution in connection with the Partnership Merger (or a deemed cash distribution resulting from relief or a deemed relied from liabilities, including as a result of the prepayment of indebtedness of Spieker Partnership in connection with or following the Partnership Merger) in excess of such holder’s adjusted basis in its Spieker OP Units or its Spieker Preferred OP Units, as applicable, at the time of the Partnership Merger; (D) who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Partnership Merger, with the result that the Partnership Merger is treated as part of a “disguised sale” by reason of any transactions undertaken by Spieker Partnership prior to or in connection with the Partnership Merger or any debt of Spieker

Partnership that is assumed or repaid in connection with the Partnership Merger; and (E) whose “at risk” amount does not fall below zero as a result of the Mergers; and

(2)	the discussion set forth under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in the Consent Solicitation/Prospectus sets forth the material federal income tax consequences to a Spieker Partnership unitholder in connection with the Partnership Merger.

     In addition, based upon, subject to and limited by the assumptions and qualifications set forth herein, we confirm our opinions described under the caption “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in the Consent Solicitation/Prospectus.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “MATERIAL FEDERAL INCOME TAX CONSEQUENCES” in the Consent Solicitation/Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell

Sullivan & Cromwell